Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The summary of the general terms and provisions of the capital stock of SPS Commerce, Inc. (the “Company”) set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Eighth Amended and Restated Certificate of Incorporation (the “Certificate”), and Amended and Restated Bylaws (the “Bylaws,” and together with the Certificate, the “Charter Documents”), each of which is incorporated herein by reference and attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). For additional information, please read the Company’s Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Capital Stock

The Company is authorized to issue up to 55,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The Company’s Board of Directors (the “Board”) is authorized at any time and from time to time, subject to any limitations prescribed by law, to provide for the issuance of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

Voting Rights

The holders of shares of the Common Stock are entitled to one vote per share for each share of Common Stock owned of record on all matters submitted to a vote of stockholders, including, but not limited to, the election of directors. All matters submitted to a vote of stockholders at a meeting of the stockholders shall be decided by a majority vote of the number of shares entitled to vote represented at the meeting, in person or by proxy, except as otherwise provided by law, the Certificate or the Bylaws. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, each director shall be elected by the vote of a majority of the votes cast with respect to that director nominee at any meeting of stockholders for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. The Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of the holders of Preferred Stock and any other class or series having a preference as to dividends over the Common Stock then outstanding, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board upon the terms and conditions provided by law and the Certificate.

Liquidation Rights

Upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any Preferred Stock.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. The absence of preemptive rights could result in a dilution of the interest of investors should additional capital stock be issued. Holders of Common Stock may not act by written consent in lieu of meeting.

Listing

The Common Stock is currently traded on the Nasdaq Stock Market under the symbol “SPSC.”

Potential Anti-Takeover Effects

Some provisions of our Charter Documents may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company. This could limit the price that certain investors might be willing to pay in the future for our Common Stock.

Among other things, our Charter Documents:

•	allow the Company to issue Preferred Stock without any vote or further action by our stockholders;

•	eliminate the ability of stockholders to act by written consent without a meeting; and

•	allow the Company to specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings.

The Company is subject to provisions of Delaware law that could also delay or make more difficult a merger, tender offer or proxy contest involving the Company. In particular, Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from such interested stockholder’s acquisition (together with affiliates or associates) of 15% of more of our voting stock unless the transaction meets certain conditions.

The possible issuance of Preferred Stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company’s Common Stock.

***